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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     POS-AMC
                        (Post-Effective Amendment No. 8)
                                       to
                                    FORM U-l
                             APPLICATION/DECLARATION
                                      under
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                               Exelon Corporation
                           Commonwealth Edison Company
                            10 South Dearborn Street
                                   37/th/ Floor
                             Chicago, Illinois 60603

                               PECO Energy Company
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                         Exelon Generation Company, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                                InfraSource, Inc.
                             500 W. Dutton Mill Road
                            Aston, Pennsylvania 19014

                              Exelon Services Inc.
                              2315 Enterprise Drive
                           Westchester, Illinois 60154

 (Names of companies filing this statement and addresses of principal executive offices)
            --------------------------------------------------------

                               Exelon Corporation

          (Name of top registered holding company parent of applicants)

                           ---------------------------

                               Randall E. Mehrberg
                  Executive Vice President and General Counsel
                               Exelon Corporation
                      10 South Dearborn Street, 37/th/ Floor
                             Chicago, Illinois 60603

                          ----------------------------

                   (Names and addresses of agents for service)

             ------------------------------------------------------

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:


       William J. Harmon                           Constance Reinhard
   Jones, Day, Reavis & Pogue                      Exelon Corporation
   77 West Wacker, Suite 3500             10 South Dearborn Street, 37/th/ Floor
    Chicago, Illinois 60601                      Chicago, Illinois 60603
          312-782-3939                                312-394-3604

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      Post-Effective Amendment No. 1, filed in this proceeding on April 4, 2001, as amended by Post-Effective Amendments Nos. 3, 4, 5, 6 and 7/1/ is hereby amended as follows:

      1. By replacing the last two paragraphs of Section 1.1 with the following three paragraphs:

      "Exelon, ComEd, PECO, Genco, ISI and ES ("Applicants") filed an Application-Declaration on Form U-1 with the Commission in this file on April 4, 2000, as amended through Amendment No. 7 requesting a modification to the Merger Order in order to eliminate this restriction so that ISI and ES might continue to provide services and goods to the Utility Subsidiaries at market prices, determined without regard to cost, subject to certain proposed conditions and limitations. By supplemental orders dated December 20, 2001 (HCAR No. 27480, the "First Supplemental Order") and June 28, 2002 (HCAR No. 27547, the "Second Supplemental Order") in this proceeding, the Commission extended the interim exemption granted under the Merger Order from December 31, 2001 until June 30, 2002, and then from June 30, 2002 until February 28, 2003. In the Second Supplemental Order, the Applicants were required to complete the record herein by November 30, 2002. In Amendment No. 7 to the Application-Declaration on Form U-1 in this file, the Applicants completed the record herein as required by the Second Supplemental Order.

      Since the time of issuance of the Second Supplemental Order, ISI began considering a possible sale of certain of its businesses, and Applicants have determined that they will not pursue their request that the interim exemption from the at cost rules be made permanent with respect to ES's provision of services to ComEd, PECO, Genco, and any other Utility Subsidiary of Exelon.

      In this Amendment No. 8 to the Application-Declaration on Form U-1 in this file, the Applicants make two requests:

      First, that the Commission issue a third supplemental order extending the interim exemption permitting ISI to continue to provide services to ComEd, PECO, Genco and any other Utility Subsidiary of Exelon at market prices, from February 28, 2003 until December 31, 2003. This extension will allow ISI time to complete a possible sale to a non-associate company. Applicants request that they be permitted to complete any ISI contracts that have been entered into under authority of the interim exemption but that remain only partially performed at February 28, 2003. With respect to new contracts entered into under authority of the interim exemption between March 1, 2003 and December 31, 2003, such contracts will either expire no later than December 31, 2003 or be continued after that date in accordance with applicable Commission "at cost" rules. If ISI is not sold by December 31, 2003, ISI will not enter into new contracts with the Utility Subsidiaries after December 31, 2003 unless the contracts comply with applicable Commission "at cost" rules, including Rules 90 and 91.

_______________________
/1/ Post-Effective Amendment No. 2, which was filed on October 1, 2001, relates to matters that are not the subject of Post Effective Amendment No. 1.

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          Second, Applicants now propose that the interim exemption permitting
ES to provide services to ComEd, PECO, Genco and any other Utility Subsidiary of Exelon at market prices will expire on February 28, 2003. Applicants will not seek a further extension of the interim exemption for ES. However, Applicants request that they be permitted to complete any ES contracts that have been entered into under authority of the interim exemption but that remain only partially performed at the time of the expiration of the interim exemption at February 28, 2003. These contracts will either expire no later than December 31, 2003, or be continued after that date in accordance with applicable Commission "at cost" rules. ES will not enter into new contracts with the Utility Subsidiaries after February 28, 2003 unless the contracts comply with applicable Commission "at cost" rules, including Rules 90 and 91."

     2.   By replacing Section 1.3 in its entirety with the following:

          "Section 1.3. Request for Exemption under Section 13(b). Applicants request that the Commission issue a third supplemental order extending the interim exemption permitting ISI to continue to provide services to ComEd, PECO, Genco and any other Utility Subsidiary of Exelon at market prices, from February 28, 2003 until December 31, 2003. This extension will allow ISI time to complete a possible sale to a non-associate company. Applicants request that they be permitted to complete any ISI contracts that have been entered into under authority of the interim exemption but that remain only partially performed at February 28, 2003. With respect to new contracts entered into under authority of the interim exemption between March 1, 2003 and December 31, 2003, such contracts will either expire no later than December 31, 2003 or be continued after that date in accordance with applicable Commission "at cost" rules. If ISI is not sold by December 31, 2003, ISI will not enter into new contracts with the Utility Subsidiaries after December 31, 2003 unless the contracts comply with applicable Commission "at cost" rules, including Rules 90 and 91. Applicants propose that the interim exemption permitting ES to provide services to ComEd, PECO, Genco and any other Utility Subsidiary of Exelon at market prices will expire on February 28, 2003. Applicants request that they be permitted to complete any ES contracts that have been entered into under authority of the interim exemption but that remain only partially performed at the time of the expiration of the interim exemption at February 28, 2003. These contracts will either expire no later than December 31, 2003, or be continued after that date in accordance with applicable Commission "at cost" rules."

     3.   By deleting paragraphs one, seven, and eleven of Section 3.2.

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                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalves by the undersigned thereunto duly authorized.


                                   Exelon Corporation


                                   By:    /s/Randall Mehrberg
                                          -----------------------------------
                                   Name:  Randall Mehrberg
                                   Title: Executive Vice President and General
                                          Counsel


                                   InfraSource, Inc.


                                   By:    /s/ Harvey B. Dikter
                                          -----------------------------------
                                   Name:  Harvey B. Dikter
                                   Title: Senior Vice President and General
                                          Counsel


                                   Exelon Services, Inc.


                                   By:    /s/ Mark Kilgore
                                          --------------------------
                                   Name:  Mark Kilgore
                                   Title: President


                                   Commonwealth Edison Company
                                   PECO Energy Company
                                   Exelon Energy Generation Company, LLC


                                   By Exelon Corporation


                                   By:    /s/ Randall Mehrberg
                                          -----------------------------------
                                   Name:  Randall Mehrberg
                                   Title: Executive Vice President and General
                                          Counsel

Date: February 28, 2003

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